EXECUTION COPY

AMENDMENT NO. 2 TO

MASTER SUB-ADMINISTRATION AGREEMENT

(SSGA Funds Management, Inc.)

THIS AMENDMENT TO THE MASTER SUB-ADMINISTRATION AGREEMENT, effective as of August 14, 2019 (the “Amendment”), is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and SSGA Funds Management, Inc., a Massachusetts corporation (the “Administrator”). Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, Each Trust has retained the Administrator to furnish certain administrative services to the Trust and/or Funds; and

WHEREAS, the Administrator retained the Sub-Administrator to furnish certain administrative services to the Trust and/or Funds pursuant to a Master Sub-Administration Agreement dated as of June 1, 2015, as amended from time to time (the “Agreement”), and the Sub-Administrator has been furnishing such services, on the terms and conditions set forth in the Agreement.

WHEREAS, the Administrator and Sub-Administrator now desire to amend the Agreement as set forth herein.

NOW THEREFORE, Administrator and Sub-Administrator hereby agree as follows:

1.	Paragraph “c.” of Schedule B1 to the Agreement is hereby deleted in its entirety and replaced with the following:

“Attend all meetings of the Trustees and all meetings of the Shareholders and record all of the proceedings of the meetings of the Shareholders and of the Trustees in a book to be kept for that purpose, and perform like duties for the standing committees when required. Give, or cause to be given, notice of all meetings of the shareholders and all meetings of the Board of Trustees of the Trust (the “Board”), including assisting in the coordination of Board meetings and the preparation and distribution of materials and reports for meetings of the Board, the Independent Trustees and committees of the Board. For the removal of doubt, in respect of the duties prescribed in the two preceding sentences, to the extent the Administrator provides individuals who serve as Secretary and / or as Assistant Secretary of the Trust, such individuals shall only have responsibility for the review and execution of, and not the preparation of, Secretary’s certificates, amendments to the Trust’s registration statement pursuant to duly given powers of attorney and related transmittal letters, and final meeting minutes once approved by the Board or any committees thereof. The Administrator and the Sub-Administrator further hereby agree to discuss and consider in good faith the inclusion of additional materials not specified above that individuals designated by the Administrator as Secretary or Assistant Secretary may also review and execute in furtherance of the preceding provision.”

2.

Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

3.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

4.

This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ James Hill
Name:	James Hill
Title:	Managing Director

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	President